UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2006

_______________________

CRYOLIFE, INC.
(Exact name of registrant as specified in its charter)
_________________________

Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia 30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

_____________________________________________________________
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Restricted Stock Grants to Non-Employee Directors

On August 1, 2006, the Compensation Committee of the CryoLife, Inc. (“CryoLife” or the “Company”) Board of Directors granted the right to receive 2,500 shares of restricted stock, to be issued effective August 7, 2006 (the “Effective Date”), to each non-employee director: Thomas F. Ackerman, James S. Benson, Daniel J. Bevevino, John M. Cook, Ronald C. Elkins M.D., Virginia C. Lacy, Ronald D. McCall Esq. and Bruce J. Van Dyne M.D.

Each grant vests ratably over twelve months. Any unvested portion of the grant will be forfeited upon the grantee’s ceasing to serve as a director of the Company for any reason. All such grants were made under the 2002 Stock Incentive Plan. Each non-employee director will also receive, to be paid in 2006, a cash payment equal to 35% of the fair value of the grant, in order to help offset the income tax expense that may result from the grant.

As a result of its annual review, the Board has determined that none of the non-employees directors has a material relationship with the Company, other than his or her position as a director; however, in 2003, Mr. Benson was engaged by the law firm representing a Special Litigation Committee of the Board of Directors of the Company to serve as an expert witness to the Special Litigation Committee's independent investigation into allegations made by the Plaintiffs in the shareholder derivative lawsuit filed against the Company's directors, which was settled in 2005. Mr. Benson billed that law firm a total of approximately $52,500 for services provided in 2003. Mr. Benson was engaged to serve as an expert witness by a different law firm representing the Company in the securities class action shareholder lawsuit filed against the Company, which was also settled in 2005. Mr. Benson billed a total of approximately $38,000 in expert witness fees for services provided in 2004 (approximately $28,500) and 2005 (approximately $9,500).

A copy of the form of restricted stock award agreement is filed as Exhibit 10.1 hereto, and incorporated herein by reference.

Option Grants to Certain Executive Officers

On August 1, 2006, the Company’s Compensation Committee granted stock options to Gerald B. Seery, Senior Vice President, Sales and Marketing, David M. Fronk, Vice President, Regulatory Affairs and Quality Assurance, and Albert E. Heacox, Senior Vice President, Research and Development, under the Company’s 1998 Long-Term Incentive Plan to purchase 100,000, 50,000 and 50,000 shares, respectively, of CryoLife’s common stock, to be issued effective August 7, 2006. The options are governed by the 1998 Long-Term Incentive Plan and a separate option agreement.

The option agreement provides in part that the options will have an exercise price equal to the mean of the high and low reported sale prices for the Company’s common stock on the New York Stock Exchange on August 7, 2006 and will become exercisable, subject to the employee remaining continuously employed by CryoLife, as follows: 20% of the shares will become exercisable on the first anniversary of August 7, 2006, and 20% more shares will become exercisable on each subsequent anniversary thereof until all shares (100%) of the option are exercisable (on the fifth anniversary, assuming continuous employment). The option has a term of 66 months but the option may terminate earlier as stated in the option agreement.

Messrs. Seery, Fronk and Heacox have no material relationships with the Company and its affiliates other than their positions as officers.

Section 5 Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors;  Appointment of Principal Officers.

On August 1, 2006, the CryoLife Board of Directors appointed Amy D. Horton, CPA, age 36, to be the Company’s Chief Accounting Officer, effective August 7, 2006. Ms. Horton received her Masters in Accounting from Brigham Young University in 1992. She has been employed by the Company since January 1998, serving first as a Senior Financial Analyst, then as Assistant Controller and from April 2000 to August 7, 2006 as the Controller. She will receive an annual salary of $200,000, is eligible to receive option and other equity grants under the Company’s stock incentive plans, and may receive a 2006 bonus of up to 31% of her base salary under the Company’s performance-based bonus plan if certain performance targets are achieved, as well as an additional bonus of up to 15% of her base salary if certain additional, higher performance targets are achieved. Ms. Horton will be entitled to participate in all compensation and bonus plans made available to CryoLife’s executive employees. If CryoLife terminates Ms. Horton’s employment other than for cause, death or disability or Ms. Horton terminates employment for good reason, then Ms. Horton’s employment agreement provides for a severance payment in an amount equal to one times the aggregate of Ms. Horton’s annual salary and bonus compensation for the year in which the termination of employment occurs. The Company will increase the severance payments otherwise due by one times the aggregate of Ms. Horton’s annual salary and bonus compensation upon termination of employment by the Company without cause following change of control, or if her employment was terminated without cause within six months prior to the change of control. Ms. Horton’s employment agreement also subjects Ms. Horton to standard non-compete provisions.

Section 9 Financial Statements and Exhibits.
Item 9.01(c)  Exhibits.

(a) Financial Statements.
Not applicable.

(b) Pro Forma Financial Information.
Not applicable.

(c) Shell Company Transactions.
Not applicable.

(d) Exhibits.

10.1	Form of Restricted Stock Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: August 7, 2006	By: /s/ D. A. Lee
Name: D. Ashley Lee
Title: Executive Vice President, Chief
Operating Officer and Chief
Financial Officer